UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

January 18, 2010

CLST Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-22972	75-2479727
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

17304 Preston Road, Suite 420

Dallas, Texas, 75252

(Address of principal executive offices including Zip Code)

(972) 267-0500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 8, 2010, the Board of Directors elected William E. Casper as Vice President, Chief Financial Officer and Treasurer of CLST Holdings, Inc. (the “Company”), subject to his acceptance of those positions. On January 18, 2010, Mr. Casper accepted these positions and was appointed Vice President, Chief Financial Officer and Treasurer of the Company.  Mr. Casper replaces Robert A. Kaiser in these positions.  Mr. Kaiser will continue to serve as the Company’s Chief Executive Officer.

Mr. Casper began working with the Company as a consultant in September 2009.  We currently procure his services through Jefferson Wells International, a company which provides professional accounting and finance services, at a rate of $150 per hour.  Mr. Casper’s employment with Jefferson Wells International will continue until January 28, 2010.  On this date, Mr. Casper will become an employee of the Company and will be paid the sum of $15,000 a month by the Company, on a month to month basis.  Mr. Casper’s employment arrangement with the Company is terminable by either Mr. Casper or the Company at will.

Prior to his employment as a consultant with the Company, Mr. Casper served as Assistant Corporate Controller for BMC Software, Inc. from October 2008 until May 2009, where he was responsible for the worldwide financial operation of a global software company.  Mr. Casper also served as Corporate Controller and Chief Accountant for Electronic Data Systems from September 2005 to September 2008.  In this role, he was responsible for the worldwide financial operations of this global technology services company.  Prior to working with Electronic Data Systems, Mr. Casper worked as Assurance Senior Manager at the accounting firm of Deloitte & Touche LLP, where he was responsible for the planning, execution and management of global audit engagements.  Mr. Casper is licensed as a Certified Public Accountant in the states of Texas and California.  He graduated from Brigham Young University in 1991 with a Bachelors of Science in Accounting and Masters of Accountancy, Audit Information Systems.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLST HOLDINGS, INC.

Dated: January 19, 2010	By:	/s/ Robert A. Kaiser
Robert A. Kaiser
President and Chief Executive Officer